UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

KraneShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Krane Funds Advisors, LLC 280 Park Avenue 32nd Floor New York, NY 10017

Dear IVOL Shareholder,

We are writing to ask personally for a few minutes of your time to cast your proxy vote.

We are asking you to vote in favor of 2 proposals. The KraneShares board’s unanimous recommendation is also to vote in favor of both proposals:

(1)	to keep Krane as the Investment Advisor

(2)	to keep Quadratic as the Sub-Advisor for IVOL.

KraneShares is undergoing a change in ownership, whereby management, which founded the firm in 2013, and other officers and employees will acquire a controlling ownership interest in the firm. This change in Krane’s ownership is what has necessitated the proxy vote. In order to continue to manage the fund, we need the majority of shareholders who owned shares as of June 30, 2026, to cast their vote in favor of both proposals.

These proposals have been carefully reviewed and unanimously approved by the KraneShares Board of Trustees. ISS and Glass Lewis, the leading proxy voting advisory firms, have also both recommended voting in favor of the change of control.

Your participation matters, and we need your support to finalize the change. Please vote your shares at your earliest convenience so we can meet the requirements and continue serving you and your fund.

Along with this letter, you will find your personalized Voting Instruction Form (VIF), which contains your control number. Using your control number, you can cast your ballot online at proxyvote.com, or you can vote by mail using the Proxy Ballot included on the form.

If you have any questions, please contact us at +1-203-340-2943 or e-mail Nancy personally at nancy.davis@quadraticllc.com.

Sincerely,

Jonathan Krane Chief Executive Officer KraneShares	Nancy Davis Portfolio Manager for the IVOL ETF Quadratic Capital Management